Exhibit 10(b)

Arconic 390 Park Avenue New York, NY 10022

February 15, 2019

Elmer L. Doty
c/o Arconic Inc.
390 Park Avenue
New York, NY 10022

Dear Elmer:

You presently serve as a member of the Board of Directors (the “Board”) of Arconic Inc. (“Arconic” or the “Company”). This letter memorializes our recent discussions concerning your assumption of the additional position of Chief Operating Officer of the Company, effective February 6, 2019 (the “Effective Date”).

Position:

It is expected that you will serve as Chief Operating Officer of the Company from the Effective Date through and including the second anniversary thereof (such period, the “Term,” provided that the Term shall automatically conclude upon termination of your employment as Chief Operating Officer for any reason prior to such second anniversary). During the Term, you will report directly to the Chief Executive Officer of the Company. During the Term, you will devote substantially all of your working time and attention to the business and affairs of the Company (excluding any vacation and sick time to which you are entitled) and you will comply with the Company’s policies and rules, as in effect from time to time.

Base Salary:

During the Term, you will receive a base salary at an annual rate of $950,000, payable in accordance with the Company’s normal payroll practices, and subject to all applicable taxes and withholdings.

Incentive Compensation:

Your incentive compensation opportunity for the Term will consist of two restricted stock unit awards on the terms set forth below (the “Initial RSU Award” and “Second RSU Award,” respectively, and together, the “RSU Awards”) and a cash-denominated performance incentive on the terms set forth below (the “Outperformance Bonus”). You will not be eligible for annual bonuses during the Term or for any equity-based compensation other than the RSU Awards.

RSU Awards:
Grant of Initial RSU Award. As soon as practicable following the Effective Date, the Company will grant you the Initial RSU Award, which is a restricted stock unit award in respect of 385,000 shares of common stock of the Company, par value $1 (“Shares”) on the terms set forth below.

Vesting Conditions. The Initial RSU Award will vest in two equal installments on each of the first two anniversaries of the Effective Date, subject, in each case, to your continued employment as Chief Operating Officer through the applicable vesting date, and the unvested portion of the Initial RSU Award will be forfeited upon the termination of your employment as Chief Operating Officer prior to the applicable vesting date for any reason; provided that upon (i) a Proration Event (as defined below), a portion of the Initial RSU Award shall vest as of such Proration Event, which portion is equal to the product of (A) the portion of the Initial RSU Award that remains unvested as of the Proration Event and (B) a fraction (such fraction, the “Proration Factor”), the numerator of which is the number of days from the Effective Date through the Proration Event and the denominator of which is 731 (and the remainder shall be forfeited), or (ii) a Change in Control, the Initial RSU Award will be subject to the Double Trigger Provisions (as defined below), provided that in the event that the Initial RSU Award would otherwise vest pursuant to the Double Trigger Provisions prior to August 6, 2019, only 50% of such Initial RSU Award shall vest, and the remaining 50% shall be forfeited.

For purposes hereof, a “Proration Event” shall mean the first to occur of (i) a termination of your service as Chief Operating Officer due to your death or disability (as customarily defined in award agreements under the 2013 Arconic Stock Incentive Plan, as Amended and Restated (the “Equity Plan”)), or (ii) a termination of your service as Chief Operating Officer by the Company without Cause (as defined in the Company’s Executive Severance Plan).

For purposes of this letter, “Double Trigger Provisions” mean, in the event of a Change in Control, (i) any RSU Awards that are outstanding as of the date that such Change in Control is deemed to have occurred and that are not then vested, will become free of all contingencies, restrictions and limitations and shall become vested and transferable immediately prior to such Change in Control, unless replaced by a Replacement Award; and (ii) any Replacement Award for which an RSU Award has been exchanged upon a Change in Control will vest in accordance with the vesting schedule that applied to the corresponding RSU Award immediately prior to such Change in Control, provided, however, that if within 24 months of such Change in Control, your service with the Company is terminated without Cause (as defined in the Company’s Executive Severance Plan) or by you for Good Reason (as such term is defined in the Arconic Inc. Change in Control Severance Plan), such Award shall become free of all contingencies, restrictions and limitations and become vested and transferable to the extent outstanding. All terms used in this paragraph which are not otherwise defined in this letter agreement shall have the definitions given to them in the Equity Plan.

Grant of Second RSU Award. As soon as practicable following the first anniversary of the Effective Date, provided that you remain employed by the Company and that a Change in Control has not occurred prior to such anniversary, the Company will grant you the Second RSU Award, which will be a restricted stock unit award in respect of 350,000 Shares. The Second RSU Award will vest on

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the second anniversary of the Effective Date, subject to your continued employment as Chief Operating Officer through such date, and the Second RSU Award will be forfeited upon the termination of your employment as Chief Operating Officer prior to such second anniversary for any reason; provided that upon (i) a Proration Event, a portion of the Second RSU Award shall vest as of such Proration Event, which portion is equal to the Proration Factor or (ii) a Change in Control, the Second RSU Award will be subject to the Double Trigger Provisions.

Other Terms and Conditions. The RSU Awards will not be granted pursuant to the Equity Plan. The Initial RSU Award may, at the Company’s election, be settled in cash rather than Shares. The Second RSU Award shall be settled in cash. The Initial RSU Award shall be subject to the additional terms and conditions contained in the award agreement attached to this letter as Annex A, and the Second RSU Award shall be subject to the additional terms and conditions contained in the award agreement pursuant to which it is granted, in accordance with the Company’s ordinary course practices. The Company agrees to file with the Securities Exchange Commission a registration statement on Form S-8 covering the Shares underlying the Initial RSU Award on, or promptly following, the grant date of the Initial RSU Award.

Outperformance Bonus:

Eligibility and Calculation. Subject to your continued employment as Chief Operating Officer through the second anniversary of the Effective Date, you will be eligible to receive an Outperformance Bonus payable in a cash lump sum, the amount of which will be determined, except as otherwise provided below, based upon the average of the five highest daily per-share closing prices of the Shares on the New York Stock Exchange occurring during any 20 consecutive trading days during the period commencing on the Effective Date and ending on the second anniversary of the Effective Date (such highest average closing price, the “Highest Average Price,” and such period, the “Performance Period”). The Outperformance Bonus will be determined in accordance with the following matrix and will be payable, except as otherwise provided below, within ten days following the last day of the Performance Period.

Highest Average Price	Amount of Outperformance Bonus
<$22.20	$0
≥$22.20 but <$24	$1,250,000
≥$24 but <$25	$2,500,000
≥$25 but <$26	$3,750,000
≥$26 but <$27	$5,000,000
≥$27 but <$28	$6,250,000
≥$28 but <$29	$7,500,000
≥$29 but <$30	$8,750,000
≥$30	$10,000,000

In the event of an adjustment event of the type described in Section 4(f) of the Equity Plan (including without limitation (for purposes of clarity and the avoidance of doubt) a split-off or a spin-off

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involving the equity of the Company), the Committee (as defined in the Equity Plan) will make such adjustments as it reasonably and in good faith deems equitable to the amounts of the Highest Average Price targets and/or to actual Share values.

Vesting Conditions. Your right to any Outperformance Bonus will be forfeited upon termination of your employment as Chief Operating Officer prior to the second anniversary of the Effective Date for any reason, provided that, upon a Proration Event or the occurrence of a Change in Control while you are serving as Chief Operating Officer (as applicable), you shall remain eligible to receive a portion of the Outperformance Bonus equal to the product of (i) either (a) if a Change in Control does not occur during the Performance Period, the Outperformance Bonus amount calculated based on the level of achievement of the Highest Average Price targets during the Performance Period, or (b) if a Change in Control occurs during the Performance Period, the CIC Amount (as defined below), multiplied by (ii) the Proration Factor. For purposes of the preceding sentence, upon the occurrence of a Change in Control while you remain employed by the Company, the Proration Factor shall be determined by treating such Change in Control as a Proration Event.

Effect of Change in Control. In the event a Change in Control occurs during the Performance Period, the Outperformance Bonus shall be determined as of the date of such Change in Control and shall be equal to the greater of the amount of the Outperformance Bonus (i) determined based on the level of achievement of the Highest Average Price targets during the portion of the Performance Period that ends on the date of the Change in Control and (ii) that would be earned by deeming the Highest Average Price to equal the value of the per-Share consideration delivered to shareholders of the Company in the Change in Control transaction (which value shall be reasonably determined by the Committee to the extent that it is not in the form of cash) (such greater amount, the “CIC Amount”). The CIC Amount (subject to proration to the extent described above) shall be payable immediately upon the applicable Change in Control, except that if such Change in Control is not a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), payment shall be made upon the end of the Performance Period.

Employee Benefits:

During the Term, you will be eligible to participate in Company benefit plans as in effect from time to time on the terms applicable to Company senior executives generally (subject to the applicable eligibility and other requirements set forth therein), including health care, life insurance, and disability coverage, provided that, as set forth below, you will not participate in any severance plans or programs. You will be reimbursed for business-related expenses incurred by you in performing your duties hereunder in accordance with the Company’s policies and procedures as in effect from time to time.

No Severance; No Nonqualified Deferred Compensation:

You will not participate in the Company’s Executive Severance Plan or in its Change in Control Severance Plan, nor will you be eligible for severance under any other severance plan or program of the Company and its affiliates. You will not participate in any nonqualified deferred compensation plan sponsored by the Company or any of its affiliates, except as provided

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hereunder. You hereby waive any right to participate in any severance plans or programs and any nonqualified deferred compensation plans (except as provided hereunder) of the Company, notwithstanding the terms of any such plans.

Confidentiality, Developments, Non-Competition and Non-Solicitation Agreement:

In consideration of your employment with the Company, you agree to execute the Confidentiality, Developments, Non-Competition and Non-Solicitation Agreement attached hereto as Annex B.

Indemnification:

You will be covered as an insured officer under the Company’s director and officer liability insurance policy, as in effect from time to time, to the same extent, and on the same terms, as other executive officers and directors of the Company. In addition, the Company acknowledges the continued force and effect of the Indemnification Agreement between the Company and you dated January 19, 2018.

Board Service:

During the Term, you will not be eligible to receive compensation and/or benefits (including, without limitation, director fees and equity awards) pursuant to any non-employee director plans or programs maintained by the Company, provided that your service hereunder will qualify as service for all purposes, including vesting, of any equity awards previously granted to you in your capacity as a member of the Board.

Section 409A:

The payments and benefits provided under this letter are intended to comply with, or be exempt from, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the provisions of this letter shall be interpreted and applied consistently with such intent. All reimbursements under this letter that constitute deferred compensation within the meaning of Section 409A will be made or provided in accordance with the requirements of Section 409A, including, without limitation, that (i) in no event will any reimbursement payments be made later than the end of the calendar year next following the calendar year in which the applicable expenses were incurred, (ii) the amount of reimbursement payments that the Company is obligated to pay in any given calendar year shall not affect the amount of reimbursement payments that the Company is obligated to pay in any other calendar year, (iii) your right to have the Company pay such reimbursements may not be liquidated or exchanged for any other benefit, and (iv) any reimbursement is for expenses incurred during your lifetime (or during a shorter period of time specified in this letter). Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A of the Code shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A of the Code, each payment of compensation under this letter shall be treated as a separate payment of compensation for purposes of applying the exclusion under Section 409A of the Code for short-term deferral amounts, the separation pay exception or any other exception or exclusion under Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of any payment under this letter.

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Miscellaneous:

You hereby represent that you are not subject or party to any agreement, understanding or undertaking, including any restrictive covenant with any prior employer, that would prohibit you from accepting, and serving in, the positions contemplated hereby. Your employment with the Company will at all times be at-will, subject to the provisions of this letter. Upon your termination of employment for any reason, you will, if requested by the Board, immediately resign from the Board, your position as an officer of the Company, and all offices and directorships of all subsidiaries and affiliates of the Company.

Neither party hereto may assign any rights or delegate any duties under this letter without the prior written consent of the other party; provided, that this letter shall inure to the benefit of and be binding upon the successors and assigns of the Company upon any sale of all or substantially all of the Company’s assets, or upon any merger, consolidation or reorganization of the Company with or into any other corporation, all as though such successors and assigns of the Company and their respective successors and assigns were the Company.

Except as otherwise contemplated herein, this letter (including attachments hereto) contains the entire agreement between you and the Company with respect to the subject matter hereof. No modification or termination of this letter may be made orally, but must be made in writing and signed by you and the Company.

Governing Law; Jurisdiction:

This letter will be governed and interpreted in accordance with the laws of the State of New York without reference to its choice of law principles. Any action arising out of or related to this letter will be brought in the state or federal courts with jurisdiction in New York, New York, and you and the Company consent to the jurisdiction and venue of such courts.

This offer is contingent upon you signing the attached Confidentiality, Developments, Non-Competition and Non-Solicitation Agreement.

[Signature Page Follows.]

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To accept our offer, please sign and date the bottom of this letter.

Best Regards,

/s/ John C. Plant

John C. Plant
Chairman and Chief Executive Officer
Arconic Inc.

I, Elmer L. Doty, am pleased to accept your offer of employment dated February 15, 2019, for the position of Chief Operating Officer on the terms detailed in this letter.

Accepted by:	Date:

/s/ Elmer L. Doty	February 15, 2019
Elmer L. Doty

[Signature Page to Chief Operating Officer Employment Letter Agreement]

Annex A

ARCONIC INC.
CHIEF OPERATING OFFICER INITIAL EQUITY AWARD
Grant Date: February 15, 2019
This Restricted Share Unit Award represents a grant of Restricted Share Units relating to 385,000 shares of common stock of the Company, par value $1. The terms and conditions of this Restricted Share Unit Award Agreement, as set forth in this agreement between the Company and Elmer L. Doty (the “Participant”, and this agreement, the “Award Agreement”) are authorized by the Compensation and Benefits Committee of the Board of Directors. The Restricted Share Unit award is not granted pursuant to the 2013 Arconic Stock Incentive Plan, as amended and restated and as may be further amended from time to time (the “Plan”), but shall be subject to the terms of the Plan, other than Sections 4(a), 9(b)(ii), and Section 13, as if granted thereunder and such terms shall be deemed incorporated herein. Capitalized terms used but not defined in the Award Agreement shall have the meaning given to such terms in the Plan. Reference is made to the employment letter agreement dated as of February 15, 2019 between the Company and the Participant (the “Letter Agreement”).
General Terms and Conditions
1.    The Restricted Share Units are subject to the provisions of the Award Agreement (including the provisions of the Plan deemed to be incorporated by reference herein). Interpretations of the Award Agreement by the Committee are binding on the Participant and the Company. A Restricted Share Unit is an undertaking by the Company to issue a Share or an equivalent cash amount in accordance with Section 3 of the Award Agreement, subject to the fulfillment of certain conditions, except to the extent otherwise provided in the Plan or herein. A Participant has no voting rights or rights to receive dividends on Restricted Share Units, but the Board of Directors may authorize that dividend equivalents be accrued and paid on Restricted Share Units upon vesting in accordance with Section 2 of the Award Agreement.
Vesting and Payment
2.    The Restricted Share Units will be subject to the vesting terms and conditions set forth in the Letter Agreement, including, without limitation, the “Double Trigger Provisions” (as defined in the Letter Agreement), which are deemed to be incorporated herein.
3.    Upon the vesting of the Restricted Share Units in accordance with the terms of the Award Agreement, Participant will receive, within 30 days following the vesting date, one Share for each vested Restricted Share Unit; provided, that the Company may instead make a cash payment in settlement of all or a portion of such vested Restricted Share Units that equals, for each applicable Restricted Share Unit, the Fair Market Value of a Share on the date of such settlement. Subject to Section 14 of the Award Agreement, the Company shall have sole

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discretion to determine whether to settle Restricted Share Units in Shares, cash or a combination thereof.

Taxes
4.    All taxes required to be withheld under applicable tax laws in connection with the Restricted Share Units must be paid by the Participant at the appropriate time under applicable tax laws. The Company will satisfy applicable tax withholding obligations by withholding from the Shares to be issued (or cash to be paid) upon payment of the Restricted Share Units, unless an alternative withholding method is approved by the Committee or withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, in which case withholding will be made pursuant to Section 15(l) of the Plan. The number of Shares or amount of cash withheld will be that number or amount with a fair market value equal to the taxes required to be withheld at the minimum required rates or, to the extent permitted under applicable accounting principles and approved by the Committee, at up to the maximum individual tax rate for the applicable tax jurisdiction, which include applicable income taxes, federal and state unemployment compensation taxes and FICA/FUTA taxes. Further, notwithstanding anything herein to the contrary, the Company may cause a portion of the Restricted Share Units to vest prior to the stated vesting date set forth in the Letter Agreement in order to satisfy any tax-related items that arise prior to the date of settlement of the Restricted Share Units; provided, that to the extent necessary to avoid a prohibited distribution under Section 409A of the Code, the number of Restricted Share Units so accelerated and settled shall be with respect to a number of Shares with a value that does not exceed the liability for such tax-related items.
Beneficiaries
5.    If permitted by the Company, Participants will be entitled to designate one or more beneficiaries to receive the amounts payable in respect of any Restricted Share Units that are outstanding and have not been settled at the time of death of the Participant. All beneficiary designations will be on beneficiary designation forms approved for the Plan. Copies of the form are available from the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com.
6.    Beneficiary designations on an approved form will be effective at the time received by the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com. A Participant may revoke a beneficiary designation at any time by written notice to the Communications Center on Merrill Lynch’s OnLine® website www.benefits.ml.com or by filing a new designation form. Any designation form previously filed by a Participant will be automatically revoked and superseded by a later-filed form.
7.    A Participant will be entitled to designate any number of beneficiaries on the form, and the beneficiaries may be natural or corporate persons.

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8.    The failure of any Participant to obtain any recommended signature on the form will not prohibit the Company from treating such designation as valid and effective. No beneficiary will acquire any beneficial or other interest in any Restricted Share Unit prior to the death of the Participant who designated such beneficiary.
9.    Unless the Participant indicates on the form that a named beneficiary is to receive Restricted Share Units only upon the prior death of another named beneficiary, all beneficiaries designated on the form will be entitled to share equally in the amounts payable in respect of the Restricted Share Units upon settlement. Unless otherwise indicated, all such beneficiaries will have an equal, undivided interest in all such Restricted Share Units.
10.    Should a beneficiary die after the Participant but before the Restricted Share Unit is paid, such beneficiary’s rights and interest in the Award will be transferable by the beneficiary’s last will and testament or by the laws of descent and distribution. A named beneficiary who predeceases the Participant will obtain no rights or interest in a Restricted Share Unit, nor will any person claiming on behalf of such individual. Unless otherwise specifically indicated by the Participant on the beneficiary designation form, beneficiaries designated by class (such as “children,” “grandchildren” etc.) will be deemed to refer to the members of the class living at the time of the Participant’s death, and all members of the class will be deemed to take “per capita.”
11.    If a Participant does not designate a beneficiary or if the Company does not permit a beneficiary designation, the Restricted Share Units that have not yet vested or been paid at the time of death of the Participant will be paid to the Participant’s legal heirs pursuant to the Participant’s last will and testament or by the laws of descent and distribution.
Adjustments
12.    In the event of an Equity Restructuring, the Committee will equitably adjust the Restricted Share Unit as it deems appropriate to reflect the Equity Restructuring, which may include (i) adjusting the number and type of securities subject to the Restricted Share Unit; and (ii) adjusting the terms and conditions of the Restricted Share Unit. The adjustments provided under this Section 12 will be nondiscretionary and final and binding on all interested parties, including the affected Participant and the Company; provided that the Committee will determine whether an adjustment is equitable.
Repayment/Forfeiture
13.    As an additional condition of receiving the Restricted Share Unit, the Participant agrees that the Restricted Share Unit and any benefits or proceeds the Participant may receive hereunder shall be subject to forfeiture and/or repayment to the Company to the extent required (i) under the terms of any recoupment or “clawback” policy adopted by the Company to comply with applicable laws or with the Company’s Corporate Governance Guidelines or other similar requirements, as such policy may be amended from time to time (and such requirements shall be deemed incorporated into the Award Agreement without the Participant’s consent) or (ii) to comply with any requirements imposed under applicable laws and/or the rules and regulations of the securities exchange or inter-dealer quotation system on which the Shares are listed or quoted,

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including, without limitation, pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. Further, if the Participant receives any amount in excess of what the Participant should have received under the terms of the Restricted Share Unit for any reason (including without limitation by reason of a financial restatement, mistake in calculations or administrative error), all as determined by the Committee, then the Participant shall be required to promptly repay any such excess amount to the Company.
Miscellaneous Provisions
14.    Stock Exchange Requirements; Applicable Laws. Notwithstanding anything to the contrary in the Award Agreement, no Shares issuable upon vesting of the Restricted Share Units, and no certificate representing all or any part of such Shares, shall be issued or delivered if, in the opinion of counsel to the Company, such issuance or delivery would cause the Company to be in violation of, or to incur liability under, any securities law, or any rule, regulation or procedure of any U.S. national securities exchange upon which any securities of the Company are listed, or any listing agreement with any such securities exchange, or any other requirement of law or of any administrative or regulatory body having jurisdiction over the Company or a Subsidiary. This Restricted Share Unit award is granted pursuant to the employment inducement exception to the shareholder approval requirement provided under New York Stock Exchange Rule 303A.08, in connection with the Participant’s commencement of service as Chief Operating Officer of the Company.
15.    Non-Transferability. The Restricted Share Units are non-transferable and may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by the Participant other than by will or the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company; provided, that, the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
16.    Shareholder Rights. No person or entity shall be entitled to vote, receive dividends or be deemed for any purpose the holder of any Shares unless the Restricted Share Unit shall have vested and been paid in the form of Shares in accordance with the provisions of the Award Agreement.
17.    Notices. Any notice required or permitted under the Award Agreement shall be in writing and shall be deemed sufficient when delivered personally or sent by confirmed email, telegram, or fax or five days after being deposited in the mail, as certified or registered mail, with postage prepaid, and addressed to the Company at the Company’s principal corporate offices or to the Participant at the address maintained for the Participant in the Company’s records or, in either case, as subsequently modified by written notice to the other party.
18.    Severability and Judicial Modification. If any provision of the Award Agreement is held to be invalid or unenforceable under the applicable laws of any country, state, province, territory or other political subdivision or the Company elects not to enforce such restriction, the remaining provisions shall remain in full force and effect and the invalid or unenforceable provision shall be modified only to the extent necessary to render that provision valid and enforceable to the

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fullest extent permitted by law. If the invalid or unenforceable provision cannot be, or is not, modified, that provision shall be severed from the Award Agreement and all other provisions shall remain valid and enforceable.
19.    Successors. The Award Agreement shall be binding upon and inure to the benefit of the Company and its successors and assigns, on the one hand, and the Participant and his or her heirs, beneficiaries, legatees and personal representatives, on the other hand.
20.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Restricted Share Unit and on any Shares acquired under the Award Agreement, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.
21.    Compliance with Code Section 409A. It is intended that the Restricted Share Right granted pursuant to the Award Agreement be compliant with Section 409A of the Code and the Award Agreement shall be interpreted, construed and operated to reflect this intent. Notwithstanding the foregoing, the Award Agreement and the Plan may be amended at any time, without the consent of any party, to the extent necessary or desirable to satisfy any of the requirements under Section 409A of the Code, but the Company shall not be under any obligation to make any such amendment. Further, the Company and its Subsidiaries do not make any representation to the Participant that the Restricted Share Right granted pursuant to the Award Agreement satisfies the requirements of Section 409A of the Code, and the Company and its Subsidiaries will have no liability or other obligation to indemnify or hold harmless the Participant or any other party for any tax, additional tax, interest or penalties that the Participant or any other party may incur in the event that any provision of the Award Agreement or any amendment or modification thereof or any other action taken with respect thereto, is deemed to violate any of the requirements of Section 409A of the Code.
22.    Waiver. A waiver by the Company of breach of any provision of the Award Agreement shall not operate or be construed as a waiver of any other provision of the Award Agreement, or of any subsequent breach by the Participant or any other Participant.
23.    No Advice Regarding Award. The Company is not providing any tax, legal or financial advice, nor is the Company making any recommendations regarding the Participant’s acceptance of the Restricted Share Unit, or the Participant’s acquisition or sale of the underlying Shares. The Participant is hereby advised to consult with the Participant’s own personal tax, legal and financial advisors regarding the Participant’s acceptance of the Restricted Share Unit before taking any action related thereto.
24.    Governing Law and Venue. As stated in the Plan, the Restricted Share Unit and the provisions of the Award Agreement and all determinations made and actions taken thereunder, to the extent not otherwise governed by the laws of the United States, shall be governed by the laws of the State of New York, United States of America, without reference to principles of conflict of laws, and construed accordingly. The jurisdiction and venue for any disputes arising under, or any actions brought to enforce (or otherwise relating to), the Restricted Share Unit will be

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exclusively in the courts in the State of New York, County of New York, including the Federal Courts located therein (should Federal jurisdiction exist).
25.    Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Unit by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Restricted Share Unit through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.
26.    Entire Agreement. The Award Agreement and the Plan embody the entire understanding and agreement of the parties with respect to the subject matter hereof, and no promise, condition, representation or warranty, express or implied, not stated or incorporated by reference herein, shall bind either party hereto.

[Signature Page Follows.]

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IN WITNESS WHEREOF, the parties have duly executed the Award Agreement as of the Grant Date first written above.

ARCONIC INC.
by

/s/ Katherine Hargrove Ramundo

Name: Katherine Hargrove Ramundo
Title: Executive Vice President Chief Legal Officer and Secretary

Elmer L. Doty

/s/ Elmer L. Doty

[Signature Page to COO Inducement RSU Award]

Annex B

Confidentiality, Developments, Non-Competition, and Non-Solicitation Agreement

As an employee of Arconic Inc. (“Arconic”) or one of its subsidiaries (Arconic, collectively with its subsidiaries, the “Company”), you (“you” or “Employee”) will have access to or may develop confidential and proprietary information (as defined below) of the Company. Therefore, in consideration of your employment, and recognizing the highly competitive nature of the Company’s business, you enter into this Confidentiality, Non-Competition, and Non-Solicitation Agreement (this “Agreement”) intending to be legally bound.

Confidentiality

You acknowledge that, as an employee of the Company, you have access, and are privy, to information which is confidential and proprietary to the Company and which is not generally available to the public from sources outside of the Company.

You agree to regard and preserve as confidential any and all Confidential Information pertaining to the Company’s operations and affairs and all information which is either learned or obtained by you during your employment, and which you know, or have reason to believe, includes Confidential Information. You agree that you will use Confidential Information only for the performance of your duties for the Company and you agree not to disclose any Confidential Information you acquire, except as expressly permitted below. You understand and agree that this obligation of confidentiality shall continue indefinitely following the termination of your employment with the Company.

Nothing in this Agreement shall prohibit or restrict you from: (i) making any disclosure of relevant and necessary information or documents in any action, investigation, or proceeding relating to this Agreement, or as required by law or legal process; or (ii) participating, cooperating, or testifying in any action, investigation, or proceeding with, or reporting possible violations or providing information to, any governmental agency or legislative body regarding this Agreement or the Company, including, but not limited to, the Company’s Legal Department, the Securities & Exchange Commission, and/or pursuant to the Dodd-Frank Act (including without limitations the whistleblower provisions thereof) or Sarbanes-Oxley Act; provided that, other than with respect to providing information to a governmental agency and to the extent permitted by law, upon receipt of any subpoena, court order or other legal process compelling the disclosure of any such information or documents, you will give the General Counsel of the Company prompt written notice so as to permit the Company to protect its interests in confidentiality to the fullest extent possible. Notwithstanding any provision of this Agreement to the contrary, the provisions of this Agreement are not intended to, and shall be interpreted in a manner that does not, limit or restrict you from exercising any legally protected whistleblower rights (including pursuant to Rule 21F under the Securities Exchange Act of 1934, as amended).

Upon termination of your employment or at any time requested by the Company, you will deliver promptly to the Company all memoranda, notes, records, reports and other documents

(whether in paper or electronic form and all copies thereof) relating to the business of the Company and all other Company property which you obtained or developed while employed by, or otherwise serving or acting on behalf of, the Company and which you may then possess or have under your control, whether directly or indirectly.

Disclosure of Developments and Other Inventions

Without disclosing any third party confidential information, Employee shall promptly disclose to Company all Developments and any inventions or developments that Employee believes do not constitute a Development, so that Company can make an independent assessment. Employee represents and warrants that if Employee developed, conceived or created any Development or other Intellectual Property prior to the date hereof that relates to Company’s Business, Employee has listed such Intellectual Property on Appendix I in a manner that does not violate any third party rights or disclose any third party confidential information.

Ownership of Developments

Ownership: All right, title and interest (including all Intellectual Property rights of any sort throughout the world) relating to any and all Developments (other than Employee Statutorily Exempt Developments) shall be the exclusive property of Company.

Assignment of Rights: In consideration of Employee’s employment by Company as set forth in the Employment Agreement, Employee hereby assigns to Company or its designee any and all right, title and/or interest (including all Intellectual Property rights of any sort throughout the world) in and to any Developments that Employee has or may in the future acquire with respect to any Developments, provided that this section shall not apply to any Employee Statutorily Exempt Developments.

Further Assistance and Assurances: Employee shall, both during and after his/her employment by Company, at the expense of Company, perform all lawful acts requested by, or on behalf of, Company to enable Company to obtain, perfect, sustain, and enforce its ownership interest in any Development(s) in accordance with this Section and to obtain and maintain patents, copyrights and other Intellectual Property rights for such Development(s) throughout the world.

Attorney-In-Fact: Employee hereby irrevocably designates and appoints Company as Employee’s agent and attorney-in-fact, coupled with an interest and with full power of substitution, to act for and on Employee’s behalf to execute and file any document and to do all other lawfully permitted acts to further the purposes of this Section with the same legal force and effect as if executed by Employee.

Acknowledgement of Employee Statutorily Exempt Developments: Employee acknowledges and agrees that, by executing this Agreement, nothing in this Agreement is intended to expand the scope of protection provided to Employee by Sections 2870 through 2872 of the California Labor Code or any other statute of like effect. Employee agrees to promptly advise the

Company in writing of any developments that Employee believes may qualify under Sections 2870 through 2872 of the California Labor Code or any other statute of like effect.

Records: Employee agrees to keep and maintain adequate and current records (in the form of notes, sketches, drawings, and in any other form that may be required by the Company) of all Developments made, written, conceived and/or reduced to practice by Employee during the period of employment by Company, which records shall be available to and remain the sole property of the Company at all times.

Employee IP – Ownership and Restrictions; License: Any discovery, invention, improvement, computer program and related documentation or other work that (i) is created during the term of Employee’s employment with the Company and does not fall within the definition of the term “Development” as defined herein, (ii) is an Employee Statutorily Exempt Development, or (iii) was developed, created, or conceived prior to Employee’s employment with Company shall, as between Company and Employee, belong to Employee and shall not be used by Employee in his or her performance on behalf of the Company. Without limiting Company’s other rights and remedies, if, when acting within the scope of Employee’s employment or otherwise on behalf of Company, Employee uses or discloses Employee’s own or any third party’s confidential information or other Intellectual Property in violation of this Agreement (or if any Development cannot be fully made, used, reproduced, distributed and otherwise exploited without using or violating the foregoing), Employee hereby: (a) grants to Company a perpetual, irrevocable, worldwide, fully-paid, royalty-free, non-exclusive, sub-licensable right and license to use, exploit and exercise all such confidential information and/or Intellectual Property rights; and (b) warrants that he/she is entitled to grant such license to the extent the confidential information or Intellectual Property used by Employee in violation of this Section belongs to a third party.

Restrictive Covenants

Non-Competition: During your employment and for a period of one year thereafter (regardless of whether the termination of your employment is voluntary or involuntary), you will not directly or indirectly (i) engage in, carry on, or provide services (paid or unpaid) whether as a director, officer, partner, owner, employee, inventor, consultant, advisor, or agent, to any Competitive Business (as defined below) or (ii) hold any economic interest in any Competitive Business. However, notwithstanding the foregoing, you may own up to five percent (5%) of the outstanding securities of any publicly traded company and you shall not be prohibited from becoming employed by, or associated with, a private equity firm or hedge fund (or one of their portfolio companies) that has an investment in a Competitive Business as long as you have no involvement whatsoever with such Competitive Business (including the formation, planning, or acquisition of, or investment in, any such Competitive Business).

It is not the Company’s intention to restrict or limit your activities following your termination of employment with the Company unless it is believed that there is a substantial possibility that your future services or activities in any of the lines of business in which the Company is engaged may be detrimental to the Company. So as to not unduly restrict your future employment, if you desire to enter into any employment arrangement or relationship with any potential Competitive

Business within the one-year restricted period, please consult with the Executive Vice President of Human Resources of Arconic to discuss your intended relationship with the entity. Due to the many different businesses in which the Company presently engages, or which in the future the Company may engage, we will discuss your desire to enter into a business or professional relationship with any manufacturer or firm which is a Competitive Business. The Company’s consent will not be unreasonably withheld.

Also, as a reminder, Arconic stock incentive awards continue to be subject to forfeiture, under the terms of that program, to the extent you become associated with, employed by, render services to, or own any interest in any business that is in competition with the Company or if you engage in willful conduct that is injurious to the Company.

Non-Solicitation: During your employment and for a period of one year thereafter (regardless of whether the termination of your employment was voluntary or involuntary), you will not directly or indirectly (i) solicit, induce or attempt to solicit or induce any employee of the Company to leave the Company for any reason; (ii) hire or attempt to hire any employee of the Company; or (iii) solicit business from, or engage in business with, any customer or supplier of the Company that you met and/or dealt with during your employment with the Company for any purpose. In the event that you become aware that any employee of the Company has been hired by any business or firm with which you are then affiliated, you will immediately notify the Executive Vice President of Human Resources of Arconic to confirm your non-solicitation of said employee

You acknowledge and agree that given the nature of the Company’s business, which is conducted throughout the world, the unique and extraordinary services you will be providing to the Company and your position of confidence and trust with the Company, the scope and duration of the covenants included in this Agreement (the “Restrictive Covenants”) are reasonable and necessary to protect the legitimate business interests of the Company. You further acknowledge that you have received substantial consideration from the Company and that your general skills and abilities are such that you can be gainfully employed in noncompetitive employment, and that this Agreement will in no way prevent you from earning a living following your employment with the Company.

You also recognize and agree that any breach or threatened or anticipated breach of any part of these Restrictive Covenants will result in irreparable harm to the Company, and that the remedy at law for any such breach or threatened breach will be inadequate. Accordingly, in addition to any other legal or equitable remedies that may be available to the Company, you agree that the Company will be entitled to obtain an injunction, without posting a bond, to prevent any breach or threatened breach of any part of these Restrictive Covenants.

In the event that any court of competent jurisdiction finds that the limitations set forth in these Restrictive Covenants are overly broad with respect to duration, geographic scope or scope of prohibited activities, such court will have the authority to reduce the duration, area or activities of such provisions so as to be enforceable to the maximum extent compatible with applicable law, and such provisions will then be enforced as modified.

Notice of Immunity – Defend Trade Secrets Act of 2016

Company employees, contractors, and consultants may disclose Trade Secrets in confidence, either directly or indirectly, to a Federal, State, or local government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, Company employees, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may disclose related Trade Secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the Trade Secret under seal and does not otherwise disclose the Trade Secret except pursuant to court order.

Definitions for Purposes of this Agreement

“Business” means areas of actual or demonstrably anticipated research and development conducted (or to be conducted) by, or for the benefit of, Company as well as all products or services sold by, on behalf of, or for the benefit of Company worldwide.

“Competitive Business” means any domestic or international business or firm (including any business in the process of being formed or planned) that is engaged, or has active plans to become engaged, in any line of business of the Company with which you have had direct functional accountability, or for which you provided leadership or support, during your last eighteen (18) months of employment with the Company.

“Confidential Information” includes, but is not limited to strategic plans, trade secrets, inventions, discoveries, technical and operating know-how, accounting information, product information, marketing and sales data, business strategies, customer information, and employee data of the Company that is proprietary in nature, and any similar information, data or materials of third parties that the Company has a duty to keep confidential

“Developments” means all discoveries, inventions, innovations, improvements, computer programs and related documentation, and other works of authorship, mask works, designs, know-how, ideas and information made, written, conceived and/or reduced to practice, in whole or in part, (whether or not patentable or subject to other forms of protection) by Employee, individually or with any other person, during and after the period of Employee’s employment by Company that: (a) relate in any manner to the Business or activities of Company; and/or (b) are created: (i) at any time using Company resources, including, but not limited to, Company computers, cellphones, smartphones, etc.; (ii) during working hours; (iii) at a Company facility; (iv) by, or on behalf of, Company; and/or (v) using Confidential Information.

“Employee Statutorily Exempt Developments” means any Developments which qualify fully under the provisions of any applicable statute (including, e.g., Section 2870 of the California Labor Code) that prohibits the assignment to Company of Employee’s rights in any inventions developed entirely on Employee’s own time without using the Company’s equipment, supplies, facilities, resources, trade secrets or Confidential Information (i.e., excluding inventions that either (i) relate at the time of conception or reduction to practice of the invention to the Company’s

Business, or actual or demonstrably anticipated research or development; or (ii) result from any work performed by Employee for the Company).

“Intellectual Property” means any intellectual and industrial property and all rights thereof, including, but not limited to, patents, utility models, semi-conductor topography rights; copyrights, mask works, authors’ rights, registered and unregistered trademarks, brands, domain names, trade secrets, know-how and other rights in information, drawings, logos, plans, database rights, technical notes, prototypes, processes, methods, algorithms, any technical-related documentation, any software, registered designs and other designs, in each case, whether registered or unregistered and including applications for registration, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

Governing Law; Jurisdiction

This Agreement will be governed and interpreted in accordance with the laws of the State of New York without reference to its choice of law principles. Any action arising out of or related to this Agreement will be brought in the state or Federal courts located in New York, and you and the Company consent to the jurisdiction and venue of such courts.

Amendment; Waiver

No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification or discharge is in writing. Any failure by you or the Company to enforce any of the provisions of this Agreement should not be construed to be a waiver of such provisions or any right to enforce each and every provision in the future. A waiver of any breach of this Agreement will not be construed as a waiver of any other or subsequent breach.

Successors; Binding Agreement

The Company has the right to assign its rights and obligations under this Agreement to any entity that acquires all or substantially all of the assets of the business for which you work, and continues your employment. The rights and obligations of the Company under this Agreement will inure to the benefit and be binding upon the successors and assigns of the Company

Severability

In the event that any one or more of the provisions of this Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of this Agreement will not in any way be affected or impaired thereby.

This Agreement is the entire agreement between the parties with respect to the matters covered by this Agreement and it replaces all previous agreements, oral or written, between the parties regarding such matters. PROVISIONS OF THIS AGREEMENT MAY NOT BE WAIVED OR CHANGED EXCEPT BY A SUBSEQUENT AGREEMENT SIGNED BY YOU AND AN OFFICER OF THE COMPANY.

If you agree to the terms of this Agreement, please sign on the line provided below and return two signed copies. A fully executed copy will be returned to you for your files after it is signed by the Company.

Sincerely,

ARCONIC INC.

By:	/s/ Katherine Hargrove Ramundo
Katherine Hargrove Ramundo

AGREED TO AND ACCEPTED AS OF THIS 15th DAY OF FEBRUARY, 2019:

/s/ Elmer L. Doty
Elmer L. Doty

Appendix I

Prior Employee Inventions

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